Exhibit 21.1

February 27, 2023

SUBSIDIARIES OF UNIQURE N.V.

Name of Subsidiary	Jurisdiction of Organization
uniQure biopharma B.V.	The Netherlands
uniQure IP B.V.	The Netherlands
uniQure Inc.	Delaware
Corlieve Therapeutics SAS	France
Corlieve Therapeutics AG	Switzerland